UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):            June 27, 2005

BIOJECT MEDICAL TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 0-15360

Oregon	93-1099680
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

211 Somerville Road, Route 202 North, Bedminster, NJ	07921
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 470-2800

Former name or former address if changed since last report: no change

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BIOJECT MEDICAL TECHNOLOGIES INC.

FORM 8-K

INDEX

Item	Description

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Signatures

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

As previously disclosed, on December 15, 2004, Bioject Medical Technologies Inc. (the “Company”) and Bioject, Inc., the Company’s wholly owned subsidiary (“Sub”), entered into a Loan and Security Agreement (the “Credit Agreement”) with Partners for Growth, L.P. (“PFG”), pursuant to which the Company and Sub may borrow an amount equal to the sum of 75% of their eligible accounts receivable plus 30% of their eligible inventory, up to a maximum of $2 million.  This loan matures on December 15, 2006 and bears interest at the greater of (i) 4.5% or the prime rate of Silicon Valley Bank, (ii) plus 3%.  Under the Credit Agreement, the Company and Sub are obligated to pay PFG a collateral handling fee of 0.55% per month on the average amount borrowed during that month.  If the closing price of the Company’s common stock is between $2.00 and $4.00 per share for 30 consecutive trading days, the fee will be reduced to 0.38% per month.  If the closing price of the Company’s common stock is at or above $4.00 per share for 30 consecutive trading days, the fee will be reduced to 0.22% per month.  Under the Credit Agreement, the Company and Sub granted a security interest in substantially all of their assets to PFG to secure their obligations under the Credit Agreement.

The obligations of the Company and Sub under the Credit Agreement accelerate upon certain events, including a sale or change of control of the Company.

On June 27, 2005, the Company and Sub borrowed $1.1 million under the Credit Agreement.  The Company and Sub had not previously borrowed under the Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 29, 2005	BIOJECT MEDICAL TECHNOLOGIES INC.
(Registrant)

/s/ JOHN GANDOLFO
John Gandolfo
Chief Financial Officer and Vice President of Finance